Corporate High Yield Fund II, Inc.

File No. 811-7103

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following individuals were Directors and/or Officers of the Registrant or Adviser to the Registrant; were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant; and failed to file Forms 3 or 4 on a timely basis:

Mr. William E. Zitelli, Secretary to the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 3 on a timely basis. A Form 3, which should have been filed by July 18, 1999, was filed on behalf of Mr. William E. Zitelli on December 10, 1999.

Mr. Michael G. Clark, Senior Vice President to the Investment Adviser, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed by March 10, 2000, was filed on behalf of Mr. Michael G. Clark on July 6, 2000.